UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 13, 2006

(Date of earliest event reported)

HEALTH PARTNERSHIP INC.

(Exact name of registrant as specified in the charter)

COLORADO (State or other jurisdiction of incorporation)	000-28711 (Commission File No.)	84-1361341 (IRS Employer Identification No.)

3111 North Seminary, Suite 1N
Chicago, Illinois 60657
(Address of Principal Executive Offices)
(312) 640-2975

Registrant’s telephone number including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2006, Health Partnership Inc., a Colorado corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Capital Partners For Health & Fitness, Inc., a North Carolina corporation (“Capital Partners”), Capital Partners Merger Sub, Inc., a North Carolina corporation and wholly-owned subsidiary of the Company (“Mergeco”), Capital Partners Acquisitions Sub, Inc., a North Carolina corporation and wholly-owned subsidiary of the Company (“Acquisitionco”), Randall Rohm and Thomas Flynn. On February 13, 2006, the terms and conditions of the Merger Agreement were either satisfied or waived and the transactions contemplated by the Merger Agreement were consummated. Pursuant to the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1, Capital Partners became a wholly-owned subsidiary of the Company. The terms of the Merger Agreement and the effect of the merger transaction are more fully described in Item 2.01 of this Current Report on Form 8-K. Capital Partners’ predecessor was Kapital Engine Investments, Inc. (“Kapital Engine”). For purposes of this Current Report on Form 8-K, unless otherwise indicated, the meanings of the terms “Kapital Engine” and “Capital Partners” shall be synonymous.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously stated in Item 1.01 of this Current Report on Form 8-K, the transactions contemplated by the Merger Agreement were consummated on February 13, 2006.

The Merger

Pursuant to the terms of the Merger Agreement, Mergeco merged with Capital Partners, with Capital Partners continuing to exist as the surviving corporation following this merger (the “Initial Merger”). Immediately thereafter, Capital Partners merged with Acquisitionco (collectively with the Initial Merger, the “Merger”). Acquisitionco, which remains a wholly-owned subsidiary of the Company, continued as the survivor following the Merger. Immediately following the Merger, Acquisitionco filed the necessary documents with the North Carolina Secretary of State to change its name to Capital Partners For Health & Fitness, Inc. The parties intend the Merger to be treated as a tax-free reorganization pursuant to Section 368(a)(2)(D) of the Internal Revenue Code.

Merger Consideration

All of the shares of Capital Partners’ common stock that were issued and outstanding immediately prior to the Merger and all legal or beneficial rights to participate in any fashion in the economic benefits of ownership of Capital Partners were converted into the right to receive, in the aggregate (subject to certain limitations): (a) $6,992,859 in cash (the “Cash Consideration”); (b) 3,496,430 shares of the Company’s common stock (the “Stock Consideration”); and (c) the Earnout Consideration (as defined below), if earned. Once the Merger was completed, all shares of Capital Partners’ capital stock were automatically redeemed and canceled and no longer exist. The Stock Consideration is unregistered, restricted stock and constitutes “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933. The Company has agreed that it will include the Stock Consideration in its next “Selling Stockholder” registration statement that it files with the Securities and Exchange Commission (the “SEC”).

Notwithstanding the foregoing, the parties to the Merger agreed that no portion of the Cash Consideration would be paid at the closing of the Merger. Instead, the Company delivered to each of Capital Partners’ shareholders, Messrs. Rohm and Flynn, a promissory note in the principal amount of such shareholder’s respective portion of the Cash Consideration (the “Purchase Money Note”). These Purchase Money Notes mature on the earlier of June 30, 2006 or such time as the Company shall have raised capital sufficient to fund the entire amount of Cash Consideration. The Purchase Money Notes accrue simple interest at the annual rate of five percent (5%) for the first sixty days after the Merger was completed, and will accrue simple interest at the annual rate of ten percent (10%) thereafter. The Purchase Money Notes also provide that, if the founder of the predecessor to Capital Partners purchases up to $1.0 million of the Company’s common stock as part of the Offering (as defined below), the holders of the Purchase Money Notes will be entitled to sell back to the Company up to that number of shares of the Company’s common stock as would cumulatively total the subscription amount received by the Company from such founder.

As noted, Capital Partners’ shareholders are collectively entitled to earn an additional amount of merger consideration. This additional potential consideration is a one-time payment in cash (the “Cash Earnout Payment”) and a one-time payment in the Company’s common stock (the “Stock Earnout Payment” and, together with the Cash Earnout Payment, the “Earnout Consideration). The Earnout Consideration is equal to (1) the amount, if any, by which (a) one-half of Capital Partners’ earnings before interest, taxes, depreciation and amortization (computed in accordance with GAAP) during the first eight full calendar quarters following the Merger (the “Earnout Period”) (as certified by the Company’s independent public accountant) (the “Earnout Period EBITDA”) exceeds (b) an amount equal to the sum of (i) $3,158,933 plus (ii) one-half of the amount of any portion of $400,000 of bridge loan made by the Company to Capital Partners that is used by Capital Partners for working capital purposes, (2) multiplied by 4.2.

The Earnout Consideration, if any, must be paid within ten days following the receipt by the Company and Capital Partners’ shareholders of a written determination of the Earnout Period EBITDA if Capital Partners’ shareholders do not contest the Earnout Period EBITDA within five days following their receipt of such calculation. If Capital Partners’ shareholders contest the Earnout Period EBITDA, the Company and such shareholders will have ten days to settle the dispute or the dispute will be settled by arbitration. Shares of the Company’s common stock that are issued as part of the Stock Earnout Payment will be valued at the average closing price per share of the Company’s common stock on the final ten trading days of the Earnout Period. Within ten days after each Form 10-QSB or 10-KSB is filed with the SEC by the Company during the Earnout Period, the Company will cause to be delivered to Capital Partners’ former shareholders a report of Capital Partners’ financial results.

Effect of Merger

The Company was formed in 1996 as NELX Marketing, Inc., a Colorado corporation, then changed its name later that year to Mind2Market, Inc. Due to lack of funding, the Company ceased its efforts in 2002 to develop certain technology. From 2002 through the closing of the Merger, the Company had substantially no operations. In May 2005, the Company changed its name to Health Partnership Inc. and, prior to the Merger, it satisfied the SEC’s definition of a “shell company.” Pursuant to the Merger, Capital Partners became the Company’s wholly-owned subsidiary. As a result, the Company became a holding company and its shell company status terminated. Capital Partners’ business operations currently represent substantially all of the Company’s operations. The Company’s common stock is traded on the OTC Bulletin Board under the trading symbol “HHPN.OB.”

 Private Placement Offering

On January 31, 2006, the Company commenced a private placement offering of up to 8,000,000 shares of its common stock for $1.25 per share (the “Offering”). The Offering is made only to “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act of 1933. The Company reserved the right, in its sole discretion, to increase the Offering to a total of 12,000,000 shares of its common stock. Upon the Company’s acceptance of subscriptions to purchase at least 2,400,000 shares of its common stock through the Offering, the Company has agreed to apply the net proceeds from such sale (after satisfaction of other appropriate Company obligations), toward reduction of the indebtedness evidenced by the Purchase Money Notes. The Company has further covenanted with the former shareholders of Capital Partners, that subsequent net proceeds from the Offering are not to be applied toward the purchase of other businesses until the Purchase Money Notes have been paid in full. As of the date of this Current Report on Form 8-K, the Company has not sold any shares of its common stock through the Offering.

Description of Capital Partners

Capital Partners is a regional chain of nine health and fitness clubs in the greater Raleigh-Durham metropolitan area. It acquired the clubs in late 2005 from Kapital Engine, an entity then controlled by Mr. Randall Rohm, the current chief operating officer of Capital Partners. Capital Partners’ clubs are the largest chain of health clubs in the greater Raleigh-Durham metropolitan area, with in excess of 55,000 members. The clubs range in size from 13,500 to 25,000 square feet and operate from leased facilities. Capital Partners endeavors to promote a good value of services at a low cost to its health club members. Based on its experience, it has found that, in the past, the larger national chains of health clubs have chosen not to enter Capital Partners’ market due at least in part to the relatively low cost at which Capital Partners offers its memberships.

Business Strategy. Capital Partners’ business plan contemplates the addition of health clubs to the current regional market, as well as the entry into other markets through both strategic acquisition and organic growth. Subject to availability of financing, Capital Partners would like to develop some new facilities on a larger scale (50,000 square feet or more), offering a wider amenity package and the possibility of consolidating membership from several of the smaller clubs into these larger clubs. Capital Partners’ value proposition for its members focuses on the provision of a high quality health club experience at a relatively modest cost to its members.

Each facility is equipped with state-of-the-art equipment in amounts generally sufficient to adequately serve members during peak hours (typically 5-7 am and 5-7 pm). The Company believes that the management at each facility is trained to provide a favorable customer experience and to do so in a cost effective manner, being mindful of the bottom line. Capital Partners employs a discretionary bonus system to incent and reward employees for exemplary individual and team effort.

Sales and Marketing. The sale of new memberships and retention of existing members is essential to Capital Partners’ business strategy. Due to the relatively young age of its members and their greater mobility than older members, Capital Partners experiences an approximately 75% turnover of its members on an annualized basis. The Company believes that all of its employees are trained to encourage the members to renew their memberships. At the same time, all employees who regularly interface with members are encouraged to promote the clubs and to bring in new members. Membership packages are offered in a variety of formats, including pre-paid one and two year memberships, as well as month-to-month memberships. Pricing incentives are currently structured to encourage long-term participation, including promotions as low as $10 per month for two-year commitments, and a standard $39 per month fee plus a modest enrollment fee for certain shorter term commitments. These pricing incentives are subject to change in the Company’s sole discretion.

Advertising is done primarily through direct mail promotions, where Capital Partners believes the responses are measurable. In its experience, Capital Partners has found that telephone solicitation, utilization of a variety of referral sources and Internet marketing have all been successful methods of driving new membership in its health clubs. Capital Partners has employed radio and print advertising, as well as event marketing in the past, and found that these methods have been less productive than the other methods enumerated above.

Amenities. Each of Capital Partners’ health clubs has extensive equipment, which is typically purchased through full payout lease financing, which is described below. Each club’s equipment is divided substantially equally among cardiovascular (such as treadmill, elliptical trainers, stationary bikes and stairclimbers), resistance training and selectorized equipment, and free weight/cable equipment. Each facility averages approximately 120 pieces of equipment. Capital Partners believes that its facilities contain ample studio area for classes, including aerobics, yoga, step, kickboxing and abdominal workouts. Décor of the clubs is typically modern, with the layout intended to provide for a pleasant workout experience. Full locker room and shower facilities are available for members. A limited number of the clubs maintain basketball facilities and/or juice bars.

In October 2004, Capital Partners entered into a five-year agreement with Beyond Fitness Companies (“Beyond Fitness”) to provide personal trainers to its health club facilities at no cost to either party. Beyond Fitness generally is paid for its personal training services by the health club members that contract for such services. Capital Partners believes that Beyond Fitness is the second largest independent personal training operation in the United States.

To the extent that food or clothing concessions are available at the clubs, management subcontracts these services to independent contractors who pay a base rent for the operation of small facilities. The Company believes that for clubs of its size, profitability is enhanced by avoiding food or apparel service due to the extensive time and personnel requirements associated with each, as well as the need to continually monitor inventory.

The Company is considering moving toward the development of some new and larger clubs which would have a broader scope of amenities, such as swimming pools, racquet courts, spa services and full-scale food facilities. The Company believes that these newer facilities would likely carry a somewhat higher membership fee and may serve as replacement facilities for some of the older, less modern facilities currently operated by the Company, and their development is contingent upon the availability of financing to Capital Partners.

Financing. As described above, Capital Partners currently finances the equipment for its health clubs through two leasing sources, Sun Trust (formerly, Central Carolina Bank and Trust Company) and Life Fitness, a division of Brunswick Corporation, which typically sells its lease paper to CIT. Through these sources, the purchase price and a market value interest factor for the equipment is financed through full payout amortization payments over a three- to five-year term, with either a $1.00 purchase option or a residual value purchase option at the end of lease term. Certain of the equipment in the facilities is fully paid for and much of the remaining equipment is substantially paid for, with new leases typically written as additional or replacement equipment is acquired.

In November 2004, Capital Partners financed certain of its billing equipment and software from Duvera Billing Services, a billing company, based upon $350,000 of cumulative borrowings (plus interest), being paid out through level amortization over an approximately sixteen-month period for the first $250,000 and a two-year period for the remaining $100,000. Approximately $25,000 remains on this obligation. In addition, Duvera entered into a factoring arrangement with Capital Partners where over time approximately $448,000 of funds were provided in exchange for sale of two-year membership contracts at an approximately 32% discount to the aggregate funds to be paid out over their terms. The agreement contemplates that should a contract be terminated or fall into default, Capital Partners is responsible for replacing the contract with a substitute performing contract for like payments, or is liable for the deficiency with respect to the future payout from the terminated or defaulted contracts. At January 30, 2006, approximately $389,000 in principal amount of this purchase obligation remained. Duvera instituted suit to collect all indebtedness owed to it in February 2006, and subsequent to such filing Capital Partners forwarded replacement contracts to put the arrangement back in balance; the suit has not yet been withdrawn, but the Company believes, but cannot guarantee, that the suit may be withdrawn once the original $25,000 loan obligation is either timely satisfied or other appropriate arrangements for payment can be made. See “Legal Proceedings,” below.

Employees. Capital Partners currently employs approximately 230 employees, about sixty of whom are full-time. Operation of the clubs is divided into three districts, with each district having a manager who runs one club and oversees the other clubs in the manager’s district. In addition, each district has a club manager for each of the other clubs in the district and an assistant manager overseeing the day-to-day operations of each club, together with the club manager. Each club typically employs 1-4 fitness consultants, 3-6 babysitting employees, 3-6 group fitness instructors, 2-3 salespeople and 2-3 cleaning people. The fitness instructors and personal trainers work at each club, as necessitated by demand. These individuals are typically independent contractors, which the Company believes increases profitability because it does not compensate them during non-peak times.

Corporate Information. The Company’s executive offices are located at 3111 North Seminary, Suite 1N, Chicago, Illinois 60657. The Company’s telephone number is (312) 640-2975, and its fax number is (312) 640-2976. Capital Partners’ executive offices are located in its Waverly Place (Cary, NC) club at 101-A New Waverly Place, Cary, North Carolina 27511. Its telephone number is (919) 816-9853, and its fax number is (919) 854-2016. Each of Capital Partners’ clubs provides a centralized computer system with data to allow collection to be processed from this centralized office.

Facilities. Each of Capital Partners’ facilities is leased by a separate corporation or limited liability company that is wholly owned by Capital Partners. A summary of the clubs’ leases is set forth below:

1.
Durham, NC. This is a 20,000 square foot facility. It had originally been operated as a Gold’s Gym by the prior owner before the acquisition by the company in 2003. Base rent plus pass through charges total approximately $19,000 per month. An additional 20,000 square feet of adjacent space is available for expansion at no additional cost. The lease expires June 30, 2006.

2.
Creedmore Road, Raleigh, NC. This is a 25,000 square foot facility opened in late 2000. Base rent plus pass through charges total approximately $20,000 per month. An additional 22,000 square feet of expansion space is available. The lease expires April 30, 2011, subject to two 5-year renewal options, with Consumer Price Index (“CPI”) escalators. The lease requires the landlord’s consent to change in beneficial ownership, but not where the beneficial owner is a publicly traded corporation. The landlord has provided an estoppel certificate to Capital Partners.

3.
Spring Forest Road, Raleigh, NC. This is an 18,000 square foot facility acquired approximately ten years ago, and had been operated as a health club facility for at least ten years prior to that time. It is Capital Partners’ oldest facility and presently operated on a month-to-month basis. The Company anticipates moving this facility’s membership to a new club within the next year unless the landlord makes significant improvements to the facility.

4.
Glenwood & Duraleigh, Raleigh, NC. This is a 25,000 square foot facility that was opened in 1998 and recently underwent an expansion which included the addition of two basketball courts. Base rent and pass through charges total approximately $20,000 per month. The lease expires December 31, 2013, with a five-year renewal clause order subject to certain CPI escalators. It requires the landlord’s consent to change in beneficial ownership, which has been obtained.

5.
Maynard Road, Cary, NC. This is an 18,000 square foot facility opened in 1996. Base rent plus pass through charges total approximately $16,000 per month. Approximately 3,000 square feet of expansion space are available at no additional cost. The lease expires October 31, 2006 and the Company is contemplating whether to renew the lease or migrate the members to a proposed new construction facility. It has three five-year renewal options, subject to certain CPI escalators.

6.
Buck Jones Road, Cary, NC. This is the original facility opened by Capital Partners in 1995, comprised of 13,500 square feet and requiring base rent plus pass through expenses of approximately $8,000 per month. The lease expires December 1, 2007, subject to two five-year renewal options. The Company would consider renewing the lease if certain upgrades are provided by the landlord. The tenant has a right of first refusal to purchase the facility in the event of a sale.

7.
Waverly Place, Cary, NC. This is a 22,500 square foot facility opened in 2001, and houses Capital Partners’ corporate offices. It is presently on a month-to-month lease. The Company anticipates that it will eventually close this facility and move the club’s members to either the Buck Jones Road facility or a new facility considered for development.

8.
Garner, NC. This facility was opened in 2000 and contains 20,500 square feet, leased at approximately $10,000 per month including pass through expenses. Its lease expires in July 14, 2012, subject to one five-year extension. This is the most remote of the locations for Capital Partners’ clubs, approximately twenty-five miles from the next nearest club.

9.
Fuquay Varina, NC. This is a 20,000 square foot facility opened in late 2003, with base rent plus pass through expenses totaling approximately $20,000 per month. The lease expires in 2013, with three five-year renewal options. This lease requires the landlord’s consent to change in beneficial ownership, which consent has not been obtained after the date of this Current Report on Form 8-K. See “Risk Factors.”

Risk Factors

An investment in shares of the Company’s common stock involves a high degree of risk. Prospective investors should consider carefully the following risk factors, together with all of the other information included or referred to in this Current Report on Form 8-K, before purchasing shares of the Company’s common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only risks the Company will encounter. If any of these risks actually occur, the Company’s business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company’s common stock could decline and investors in the Company’s common stock could lose all or part of their investment.

This Current Report on Form 8-K contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Those statements appear in a number of places herein and include statements regarding the intent, belief or current expectations of the Company with respect to, among others things: (i) the development of the Company’s business; (ii) the targeting of industries that will require the use of the business; (iii) trends affecting the Company’s financial condition or results of operation; and (iv) the Company’s business and growth strategies. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected, expressed or implied, in the forward-looking statements as a result of various factors. The accompanying information contained herein identifies important factors that could cause such differences. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K and the Company cautions potential investors not to place undue reliance on such statements.

Information with respect to Capital Partners is based on information provided to the Company by Capital Partners prior to the Merger and, although the Company has performed due diligence inquiry as to Capital Partners, there can be no assurances that such information is accurate in all respects. Information regarding market and industry statistics contained herein is included based on information available to the Company that it believes is accurate. It is generally based on industry and other trade publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and the Company cannot assure potential investors of the accuracy or completeness of the data included herein. Forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company has no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

Business Risks

Competition. Capital Partners will experience significant competition, and there are virtually no barriers to entry into its business. In the health club industry, there are numerous large chains with substantially greater resources, which include Bally Total Fitness Holding Corporation, Life Time Fitness, Inc. (both publicly traded), 24 Hour Fitness Worldwide, Inc., Town Sports International, Inc., LA Fitness, The Sports Club Company, Inc. and The WellBridge Company, doing business under various names like Northwest Athletic Club. These larger chains have the ability to enter into select markets and subsidize the cost of operations in order to gain market share through a variety of strategies which include price wars, massive advertising campaigns, and the ability to offer superior amenities. They tend to have access to greater amounts of capital, enabling them to erect state of the art facilities and to attract top talent, which may include Capital Partners’ employees. In addition, by being able to promote national brands, they can in certain instances stretch their advertising dollars further, due to the ability to amortize expenditures over a larger number of clubs, as well as to enter into strategic alliances with other national brands for co-marketing of the brands on a national basis. These larger competitors tend to offer a wider scope of products and services to their customers, including amenities at larger clubs, such as swimming pools, spa’s, rock climbing walls, racquet sports and other sports, not currently offered by Capital Partners, as well as other services such as full menu food offerings, wellness programs and salons, as well as branded apparel and food products.

There is also significant competition from comparably sized chains and smaller unit operators, in addition to health club facilities operated by the YMCA and similar not-for-profit organizations, local governmental and hospital health care and recreational facilities, country clubs, tennis and other athletic clubs, schools, recreational facilities in office and other buildings, condominium and townhome association amenities and home-use equipment.

While the Company believes that Capital Partners and other businesses that it may acquire in the health club industry will be competitive and able to maintain and grow their businesses, it is expected that competition will intensify over time. In addition, the Company in most instances expects to structure acquisitions on an earn-out basis where some portion of the purchase price will be contingent on future performance, which is intended to incent the sellers to continue the operations of the facilities aggressively following purchase. There can be no assurances that the sellers will have the same level of enthusiasm for the operation of the businesses following sale, or that if they cease performing services for the businesses, the Company will be able to install replacement management with the same skill sets and determination as the sellers. The Company will typically negotiate for a noncompete agreement from the key seller(s) of a business; however, following the termination of the noncompete period, there is always a risk that the seller will attempt to reenter the market and possibly seek to recruit some of the former employees of the business, who may continue to be key employees of the business that the Company acquires.

Prior Dealings with Jeremy Jaynes.   In 2002, the founder  (Edward "Ted" Sampson) of Kapital Engine Investments, Inc. ("KEI"), the predecessor entity to  Capital Partners, sold a 47.5% interest in KEI to Mr. Jeremy Jaynes for $4,125,000, comprised of $2,000,000 of  cash and the balance by note.  In 2003, the founder sold the remaining 52.5% of KEI to Mr. Randall Rohm and a second purchaser (no longer a stockholder) for $3,900,000 comprised of $1,000,000 of cash and a note for the balance, with Mr. Rohm retaining voting control over all of such shares and effective control of the operations of KEI.  In 2005, the shares of the subsidiary entities which operate all of the Capital Partners health clubs were assigned by KEI to Capital Partners.  Subsequently in 2005, Mr. Rohm entered into an agreement with Mr. Jaynes where he acquired 100% of Mr. Jaynes' stock and economic interest in KEI for $628,425.

In 2004, Mr. Jaynes was convicted of violation of the Virginia anti-spamming statute and sentenced as a felon to nine years in prison.  This related to Mr. Jaynes' unsolicited sending of unwanted emails to persons in excess of legally permitted levels, as well as using deceptive routing to hide the source of the emails. This conviction is under appeal.

Mr. Jaynes has also been implicated in connection with his alleged involvement in a so-called “pump and dump” penny stock scheme involving a public shell company named Absolute Health & Fitness, Inc. (“AHFI”). The Securities & Exchange Commission (“SEC”) has filed a civil suit in Florida naming certain individuals who allegedly participated in the scheme.  The complaint states that Mr. Rohm was the majority owner of two holding companies that operated several fitness centers which Mr. Jaynes had proposed to be merged with AHFI, and that Mr. Rohm subsequently broke off negotiations for the sale of the businesses to AHFI.  However, the complaint states that the stock promoters acted as if the merger had occurred and that the signature appearing under Mr. Rohm’s name was not Mr. Rohm's signature.    The complaint further states that Mr. Rohm never executed an agreement to merge his companies with AHFI. Although Mr. Jaynes was not named as a defendant, it is possible that he will be named as a defendant in the lawsuit or in subsequent criminal proceedings regarding the SEC allegations.

The Company has performed what it considers to be a commercially reasonable level of due diligence with respect to the above matters and believes Mr. Rohm and Mr. Sampson to be innocent of the alleged wrongdoings surrounding Mr. Jaynes or the other parties in the SEC complaint based upon the information of which the Company is presently aware.  In addition, Mr. Rohm has delivered to the Company a letter dated December 15, 2004, from the office of the US Attorney for the Eastern District of North Carolina stating that as of that date neither Mr. Rohm nor Mr. Sampson was the target of any investigation being conducted by that office.  Nevertheless, it is expected that there will be significant publicity in the future regarding the AHFI stock scheme and possible  attempts by the press to link Mr. Rohm and/or Mr. Sampson to the activities of Mr. Jaynes and other persons accused of wrongdoing.  This could have a material adverse impact on the Company and the market price of the Company’s common stock irrespective of the merits of such allegations.  In addition, notwithstanding the due diligence conducted to date by the Company, there is always a risk that there are matters which differ from its present understanding, which could implicate these individuals in such wrongdoing.  Current and prospective investors in the Company should consider these factors and their possible impact on the Company.

Troubleshooter Investigation.  In early February 2006, several articles appeared in the Raleigh press, as well as several local television stories, addressing complaints regarding Capital Partners’ health clubs.  One such article states that there were more than 200 complaints over the past thirty-six months with the Better Business Bureau ranging from matters such as broken exercise equipment in select locations to complaints regarding sanitation and improper billing and collection practices. The article states that the North Carolina Attorney General's Office is investigating over 350 complaints over the past three years.  Management of Capital Partners has advised that with nine clubs and over 55,000 members, it is inevitable that complaints will be lodged by members, and that this average annual volume of complaints constitutes less than one half of one percent of the annual membership at the clubs.  Nevertheless, any adverse publicity could have a material adverse impact on membership at the clubs and on the market price of the Company’s common stock, and could result in fines, requirement for remedial action, or possibly more severe sanctions from the applicable regulatory authorities.  The Company's business plan includes addressing necessary repairs, maintenance and sanitation actions to operate and maintain the clubs to a level of high member satisfaction.  There can be no assurances that the Company will be able to operate the clubs in this manner.

Brands and Reputation. The “Health Partners” and “Capital Partners” brands are not well known, and developing adequate brand awareness may not be possible or may be too costly to achieve. Many of the Company’s competitors have much more widespread brand awareness and much more financial ability to promote their brands. In addition, the brands and reputations of Health Partnership and Capital Partners are closely associated with the business and personal reputations of Messrs. Lee Wiskowski, Douglas Stukel, Gerard Jacobs and Randall Rohm. Any damage to the business or personal reputation of one or more of these individuals could have a material adverse effect on the Company’s business, results of operations, financial condition and the trading price of the Company’s common stock.

Governmental Regulation. All areas of the operations of health clubs are subject to regulation on the federal, state and local levels. A significant aspect of the success of a health club is its ability to advertise and bring in new members to grow revenues as well as to replace terminating members. Health club advertisements and membership plans have drawn significant scrutiny from the Federal Trade Commission as well as its counterparts on the state and local levels, especially associated with the truthfulness of the advertising programs and terms of their membership contracts. State statutes have been enacted and/or proposed to regulate the health club industry, including related to:

•  Giving the member the right to a period of typically three to ten days following the signing of a contract, during which period of time the individual can cancel a membership contract;

•  Establishment of limits on the time period and dollar amounts of contracts issued to members;

•  Requiring the posting of bonds and/or escrowing of monies collected in connection with pre-opening membership drives, as well as limiting the time period in which such drives may be effected; and

•  Regulation of so-called deceptive trade practices, where the terms of the membership are deemed to be misleading, or where the offering of negotiated or differing membership terms to individuals may be deemed to be discriminatory.

The existing and future legislation governing the industry will require continued awareness by the Company and could impact the way business is done in the future. These costs may result in reduced margins, as there may be no way of passing on the benefit of this compliance to the consumer.

To date, Capital Partners has not been subject to any significant adverse governmental enforcement proceedings; however, as noted in “Troubleshooters” above, there have been a certain number of complaints and there may be a current investigation by The North Carolina Attorney General’s Office as to the operation and business practice of Capital Partners.

Dependence on Key Employees. The Company’s success depends to a significant degree upon the continuing contributions of its key management, Lee Wiskowski, Douglas Stukel and Gerard Jacobs, who will oversee the acquisition and finance strategies of the Company as well as of the key employees from Capital Partners, which initially shall include Randall Rohm. The Company does not maintain key man insurance with respect to any of these individuals. The loss of any of these individuals could have a material adverse effect upon the Company and its operations. The Company, through Capital Partners, has entered into an employment agreement with Mr. Rohm and anticipates that it will enter into additional employment contracts with certain of the key operations employees of the Company, but no other contracts currently exist. Messrs. Wiskowski, Stukel and Jacobs have substantial other business interests and will not be devoting their full time to the Company’s business. The Company does not have employment agreements with Messrs. Wiskowski, Stukel or Jacobs, and could be required to spend significant time, attention and money in finding replacements should any of them no longer be associated with the Company. There is no assurance the Company would be able to find similarly qualified replacements which could have a material adverse effect on the Company’s business, results of operations, financial condition and the trading price of the Company’s common stock.

Need for Accounting Personnel and Systems. The Company is conducting a search for a chief financial officer. The Company also intends to locate a financial controller for Capital Partners. There is no assurance that the Company will be able to promptly locate and hire such a qualified chief financial officer, nor that Capital Partners will be able to promptly locate and hire a competent financial controller, nor at compensation levels acceptable to the Company. Failure to locate such individuals on terms satisfactory to the Company and Capital Partners could have a material adverse effect on the Company’s business, results of operations, financial condition and the trading price of the Company’s common stock. In addition, the Company and its independent accountants believe that Capital Partners must migrate its internal financial accounting onto a robust general accounting system, and a failure to do so could have a material adverse effect on the Company’s business, results of operations, financial condition and the trading price of the Company’s common stock, and could potentially lead to deficiencies in regard to the Company’s internal financial controls and reporting.

Insider Control. Certain individuals and entities controlled by them own a substantial majority of the Company’s common stock. Accordingly, they have substantial influence over the Company’s policies and management. The Company may take actions supported by them that may not be viewed by some stockholders to be in the Company’s best interest.

Geographic Expansion. Capital Partners currently operates in the Raleigh-Durham market and has been the dominant health club company in that market due to its rapid expansion and the relatively low cost of its club memberships, which may make the market less attractive to new entrants. To the extent that expansion into new geographic markets is effected by internal growth as opposed to acquisition, the Company may experience greater difficulty than in its current market due to the entrenchment of existing competition, which may compete vigorously to avoid the loss of customers. In addition, profitability of operations is often tied in large part to the ability to operate multiple facilities in a market, which enable the operator to amortize advertising expenditures over a larger base, benefit from name recognition in the community, ability to retain a customer who moves from one sector of the area to another and the ability to attract and retain high quality employees who can oversee multiple location facilities.

The success of Capital Partners in the Raleigh-Durham market may be due in large part to the familiarity of its management with both the customs of the local market and the geographic nuances of the market. As it seeks to expand into other markets, there will be less familiarity with the drivers to success in those markets. In addition, site selection will be critical, and there can be no assurances that access to geographical and demand generation information will be sufficient to ensure success in those markets.

Membership Retention and Need for New Members. The Company’s success will be tied in large part to its ability to continue to attract and retain new members. There can be no assurances that the Company will be successful in this regard or that the market will continue to generate new prospective members in sufficient numbers. See “Competition’” above. The Company believes that the health club industry experiences significant turn over in memberships due to a variety of reasons, including members switching to clubs with other amenities, the decision to simply not renew the membership, moving to new locales and financial inability to continue as members. Consequently, the Company believes it must attract and retain a large number of paying members on an ongoing basis. To do so, the Company must continue to invest significant resources in order to enhance its existing facilities, equipment and services, and to introduce new high-quality facilities, equipment and services. Further, if the Company is unable to predict member preferences or industry changes, or if the Company is unable to modify its facilities, equipment and services on a timely basis, the Company may lose existing members and may fail to attract new members. There is no assurance that the Company will have the personnel, financial or other resources required to enhance existing and introduce new facilities, equipment and services. Failure to enhance or develop facilities, equipment and services or to respond to the needs of members in an effective or timely manner could have a material adverse effect on the Company’s business, results of operations, financial condition and the trading price of the Company’s common stock. The Company cannot provide any assurances that it will be able to add more members than it loses each month. Failure to increase the Company’s membership on a cost-effective basis could have a material adverse effect on the Company’s business, results of operations, financial condition and the trading price of the Company’s common stock.

Trademark Protection. Capital Partners has been operating under the “Beyond Fitness” service mark since its inception. To date, no Federal Registration application has been submitted for the service mark and Capital Partners has been relying upon its common law rights with respect to the mark. The Company expects to submit a federal registration application in the near future. There can be no assurances that the US Patent and Trademark Office will grant a federal registration for the service mark or that if granted, it will be enforceable at all, or with respect to all current or future anticipated uses by the Company. In a preliminary search of registered marks, the mark “Beyond Fitness” was granted to one registrant in 2003 for the provision of wellness services (showing first use in 1997), which although not directly related to health club and personal training services, is in the general health care field. While the Company believes that Capital Partners has enforceable rights in the Beyond Fitness mark, there can be no assurances that the mark will be registered or given sufficiently broad protection. Even if the Beyond Fitness mark is fully registered, the Company will be required to enforce the mark against potential infringers, and would have to bear costs in connection with any such proceedings. There is always a risk that in connection with an enforcement proceeding, the court could declare the prior grant of the mark to be invalid or unenforceable.

Leases. Certain of the leases for the Capital Partners facilities typically have change in control provisions, which were triggered upon the Merger or which were triggered in connection with a prior change of control in 2003. Not all of the required landlord consents were obtained upon the closing of the Merger. The requisite landlord consents were obtained for all of Capital Partners’ leases except the two month-to-month leases where management anticipates moving to a new location and/or consolidating the members in one of its other nearby clubs, and the health club located in Fuquay Varina, North Carolina. Capital Partners has engaged in preliminary discussions with the landlord of the Fuquay Varina facility and, based on these negotiations, it believes that the landlord is willing to provide its consent upon receipt of additional security deposit funding. Management intends to continue to negotiate for a less costly concession. However, there can be no assurances that such landlord will grant the consent and will not choose to terminate the lease. In addition, there can be no assurances that moving Capital Partners’ members who currently support clubs on month-to-month leases into new or existing clubs can be effected on a timely and cost effective basis or that the members will accept any such new facility. To the extent a consent is not obtained, Capital Partners may be required to vacate the premises and open a new club in a new location and may have potential exposure with respect to the lease. Prior to the Merger, management of Capital Partners advised the Company that the opening of a new facility is often quite easy and can be done quickly, however there can be no assurances that this will be the case or that there will not be significant member loss in connection with a new club location. In addition, there would be a need to invest in additional leasehold improvements in the event of such a move, and there can be no assurances that the Company would have the capital necessary to effect the same.

Ability to Access Sufficient Capital for Future Acquisitions and Developments. Continued growth of the Company through its strategy to acquire additional health club facilities will be contingent upon the Company having access to sufficient capital from a variety of sources, including equity raises, debt financing, internally generated earnings and the ability to use its stock as currency—which in turn is contingent in large part upon the Company’s ability to maintain a liquid market for its shares at acceptable price levels. There can be no assurances that the Company will be able to borrow sufficient capital to meet its needs, or if so, that such loan and/or new equity will be provided on terms satisfactory to the Company or to investors.

In the event that the Company is able to borrow monies to fund acquisitions and/or operations, it will be subject to leverage. Typically, leverage results in less dilution than in connection with equity financings. However, it also increases the risk profile of the Company in that cash is required to service the debt, ongoing covenants are typically employed which can restrict the way in which the Company is operated and, if the financing comes due either upon maturity or an event of default, the Company may lack the resources at that time to either pay off or refinance the debt, or if it is able to refinance, it may be on terms that are less favorable than those originally in place, and may require additional equity or quasi equity accommodations. This is particularly true with respect to the Purchase Money Notes, which come due on June 30, 2006; should the Company be unable to raise sufficient new capital and/or refinance the balance due on the Purchase Money Notes as of their maturity dates, the Company could be adversely affected.

Development of new club facilities requires significant additional capital. This includes monies necessary to fund leasehold improvements and purchase of equipment (to the extent equipment financing is not available). In addition, if the Company begins to develop larger facilities, it may be more beneficial to own the facilities due to the significant capital expenditures that would not be recouped in the event of lease termination. There can be no assurances that the Company will have sufficient capital available to fund the cash down payment and/or the necessary credit to fund mortgage financing for owned facilities.

Accounting Projections. Any accounting projections used by the Company as to future events are based upon assumptions made by the Company regarding the future. There is no assurance that actual events will correspond with these assumptions. Actual results for any period may or may not approximate such statements. In the event that the Company experiences delays in raising capital, the Company’s business plan may be adversely affected.

Significant Fluctuations in Quarterly Operating Results. The Company may experience significant fluctuations in future quarterly operating results from a number of factors, including: (i) the timing and nature of expansion efforts in both new and existing markets; (ii) the introduction of new products or services and the market response to those introductions; (iii) the timing and nature of sales transactions and accounting treatment with respect to customer contracts; (iv) seasonal trends; (v) changes in pricing policies or service offerings; (vi) changes in the level of marketing and other operating expenses to support future growth; (vii) competitive factors; and (viii) general economic conditions. Consequently, quarterly revenue and operating results may fluctuate significantly, and the Company believes that period-to-period comparisons of results will not necessarily be meaningful and should not be relied upon as an indication of future performance. Furthermore, due to the foregoing factors, among others, it is likely that the Company's future quarterly operating results from time to time may not meet the expectations of research analysts or investors, which may have an adverse effect on the price of the Company’s common stock.

Management of Growth. The Company's anticipated growth through acquisitions and organic expansion is expected to place a significant strain on the Company's managerial, operational, technical and financial resources. The Company expects operating expenses and staffing levels to increase substantially in the future as the Company expands. To manage its growth, the Company must expand its operational and technical capabilities, increase, train and manage its employee base and manage multiple relationships with customers, suppliers and other third parties. There can be no assurance that the Company will be able to manage its expanding operations effectively. Any failure of the Company to implement effective management and operating systems, add resources on a cost-effective basis or effectively manage the Company's expansion could have a material adverse effect on the Company's business, results of operations, financial condition and the trading price of the Company’s common stock.

Need for Additional Capital. The Company will need to procure additional financing over time, the amount and timing of which will depend on a number of factors including the pace of expansion of the Company's markets and customer base, services offered and development efforts and the cash flow generated by its operations. The Company cannot predict the extent to which it will require additional financing. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. Any future debt financing or issuance of preferred equity by the Company could be senior to the rights of shareholders, and any future issuance of equity could result in the dilution of the then existing owners' proportionate equity interests in the Company.

Actions Not Requiring Your Approval. The terms and conditions of any acquisition could require the Company to take actions that would not require shareholder approval. In order to acquire certain companies or assets, the Company may issue additional shares of common or preferred stock, borrow money or issue debt instruments including debt convertible into capital stock. Not all of these actions would require your approval even if these actions dilute your economic or voting interest as a shareholder.

Acquisitions. The Company may not be able to identify, negotiate, finance or close acquisitions. A significant component of the Company’s growth strategy focuses on acquiring additional companies or assets. The Company may not, however, be able to identify or acquire companies or assets on acceptable terms if at all. Additionally, the Company may need to finance all or a portion of the purchase price for an acquisition by incurring indebtedness. There can be no assurance that the Company will able to obtain financing on terms that are favorable, if at all, which will limit the Company’s ability to acquire additional companies or assets in the future. Failure to acquire additional companies or assets on acceptable terms, if at all, would have a material adverse effect on the Company’s ability to increase assets, revenues and net income and on the trading price of the Company’s common stock.

Integration of Acquired Businesses. The Company may be unable to successfully integrate acquired businesses. Even if the Company is able to acquire additional companies or assets, the Company may not be able to successfully integrate these companies or assets. For example, the Company may need to integrate widely dispersed operations with different corporate cultures, operating margins, competitive environments, computer systems, compensation schemes, business plans and growth potential requiring significant management time and attention. Failure to successfully integrate acquired businesses could have a material adverse effect on the Company’s business, results of operations and financial condition and the trading price of the Company’s common stock.

Earnouts. The Company has agreed to pay earnouts in regard to its acquisition of Capital Partners. The Company will likely also agree to contingent payout arrangements in connection with future acquisitions. There is no assurance that the Company will have cash available to pay these earnouts if they are earned. Thus, the Company may have to borrow additional monies or sell additional equity to raise the needed funds, which may have a material adverse effect on the Company’s results of operations, financial condition, business prospects and the trading price of the Company’s common stock.

Investment Risks

National Securities Listing. Listing on a national exchange such as the American Stock Exchange (“AMEX”), or NASDAQ Capital Market or NASDAQ National Market may be sought, but is not assured. There is no guarantee that if such listing is pursued the Company, it will meet the listing requirements or that such efforts to list the Company’s common stock on any national or regional exchange or the NASDAQ SmallCap market will be successful, or if successful, will be maintained, including but not limited to requirements associated with maintenance of a minimum net worth, minimum stock price and ability to establish a sufficient number of market makers.

The Company Does Not Expect to Pay Dividends. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company’s operations will be used to finance the growth of the Company and that dividends may not be paid to holders of shares of the Company’s common stock.

The Company’s Articles of Incorporation, Bylaws and State Law May Contain Provisions that Preserve Current Management. Provisions of state law, the Company’s articles of incorporation and by-laws may discourage, delay or prevent a change in the Company’s management team that stockholders may consider favorable. These provisions will be likely to include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	permitting stockholder action by written consent; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions, if included in the Company’s articles of incorporation or by-laws, could allow the Company’s board of directors to affect the investor’s rights as a stockholder since the board of directors can make it more difficult for preferred stockholders or common stockholders to replace members of the board. Because the board of directors is responsible for appointing the members of the management team, these provisions could, in turn, affect any attempt to replace the current or future management team.

There are Additional Costs of Being a Public Company and those Costs may be Significant. The Company is subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit and public reporting of the Company’s financial results, business activities and other matters. The public company costs of preparing and filing registration statements, as well as annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause expenses to be higher than if it were privately-held. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional consultants and professionals. Failure by the Company to comply with the federal or state securities laws could result in private or governmental legal action against the Company and/or its officers and directors, which could have a detrimental effect on the business and finances of the Company, the value of the Company’s stock and the ability of stockholders to resell their stock.

The Common Stock of the Company may be Considered “Penny Stock” and may be Difficult to Trade. The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of the Company’s common stock may be less than $5.00 per share and, therefore, may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Company’s common stock and may affect the ability of investors to sell their shares.

Certain of the Company’s Shares are Eligible for Sale, and their Sale Could Depress the Market Price of its Stock. Much of the Company’s common stock is subject to resale under Rule 144, subject to certain volume limitations. Shares which are not registered may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the Company’s common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market shares of the Company’s common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any amount of the restricted shares may be sold by a non-affiliate after they have been held two years.

Indemnification of Officers and Directors. The Company intends to indemnify its officers and directors to the fullest extent permissible under the law. Under most circumstances, the Company's officers and directors may not be held liable to the Company or its equity owners for errors in judgment or other acts or omissions in the conduct of the Company's business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion of the historical results of operations, liquidity and capital resources of Kapital Engine Investments, Inc. and its subsidiaries (collectively, “Kapital Engine”), which is the predecessor to Capital Partners, should be read in conjunction with the consolidated financial statements and related notes that appear elsewhere in this Current Report on Form 8-K. For purposes of this discussion, the terms “Kapital Engine” and “Capital Partners” shall be synonymous. This discussion contains forward-looking statements that involve risks and uncertainties. Capital Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 8 of this Current Report on Form 8-K.

Overview

Capital Partners is primarily engaged in design, management and operation of fitness centers, principally in the Raleigh, North Carolina area. As of September 30, 2005, Capital Partners owned and operated nine fitness clubs.

The fitness clubs generally offer weight training, cardiovascular equipment, aerobics classes, yoga, tanning, babysitting and basketball courts. Operations focus on prospecting for new members, membership sales, and renewals.  Memberships may be prepaid or paid monthly. The majority of the memberships sold are for two-year periods.

This discussion compares the results of Capital Partners’ centers based on how long the centers have been open at the most recent measurement period. Capital Partners includes a center for comparable center revenue purposes beginning on the first day of the thirteenth full calendar month of the center’s operation, prior to which time the center is referred to as a new center. As Capital Partners grows its presence in existing markets by opening new centers, it expects to attract some memberships away from its other existing centers already in those markets, thereby reducing revenue and initially lowering the memberships of those existing centers. In addition, as a result of new center openings in existing markets, and because older centers will represent an increasing proportion of Capital Partners’ center base over time, Capital Partners’ comparable center revenue increases may be lower in future periods than in the past. Future plans include expansion into markets closely surrounding the Raleigh Durham market area (the “triangle”). These areas are rapidly expanding due to decreased land costs and the willingness of the workforce to commute to the triangle. These areas are further from Capital Partners’ existing clubs than its previous expansions have been. Therefore Capital Partners’ does not anticipate a significant impact on existing club revenue.

Capital Partners’ measures performance using such key operating statistics as average revenue per membership, including membership dues and enrollment fees, average in-center revenue per membership and center operating expenses, with an emphasis on payroll and occupancy costs, as a percentage of sales and comparable center revenue growth. Capital Partners’ uses center revenue and EBITDA margins to evaluate overall performance and profitability on an individual center basis. In addition, Capital Partners’ focuses on several membership statistics on a center-level and system-wide basis. These metrics include growth of center membership levels and growth of system-wide memberships, percentage center membership to target capacity, center membership usage, center membership mix among individual, couple and family memberships and center attrition rates.

Capital Partners’ primarily receives revenue from two sources. First, its largest source of revenue is membership dues and enrollment fees paid by its members. Capital Partners receives a one-time enrollment fee at the time a member joins and monthly membership dues for usage from its members. The enrollment fees generally are nonrefundable after three to ten days. Enrollment fees and related direct expenses (primarily commissions) are deferred and recognized on a straight-line basis over an estimated membership period of twelve to thirty-six months, which is based on the life of the contract. In addition, monthly membership dues paid in advance of a center’s opening are deferred until the center opens. Capital Partners offers members month-to-month memberships and recognizes as revenue the monthly membership dues in the month to which they pertain.

Second, Capital Partners generates revenue at its centers from rental revenue from several third party vendors who operate refreshment areas within each fitness center. Rental revenue from this activity is recognized monthly.

The fitness center operations expenses consist primarily of salary, commissions, payroll taxes, benefits, real estate taxes and other occupancy costs, utilities, repairs and maintenance, supplies, administrative support and communications to operate our centers. Advertising and marketing expenses consist of its marketing department costs and media and advertising costs to support center membership growth. General and administrative expenses include costs relating to Capital Partners’ centralized support functions, such as accounting, information systems, procurement and member relations and other members of senior management. Capital Partners’ other operating expenses include other corporate expenses, as well as gains or losses on its dispositions of assets. Capital Partners’ total operating expenses may vary from period to period depending on the number of new centers opened during that period and the number of centers engaged in pre-sale activities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S., or GAAP, requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In recording transactions and balances resulting from business operations, Capital Partners uses estimates based on the best information available. Capital Partners uses estimates for such items as depreciable lives, tax provisions and provisions for uncollectible receivables. Capital Partners also uses estimates for calculating the amortization period for deferred enrollment fee revenue and associated direct costs, which are based on the weighted average expected life of center memberships. Capital Partners revises the recorded estimates when better information is available, facts change or it can determine actual amounts. These revisions can affect operating results. Capital Partners has identified below the following accounting policies that it considers to be critical.

Revenue Recognition — Capital Partners receives a one-time enrollment fee at the time a member joins and monthly membership dues for usage from its members. The enrollment fees generally are nonrefundable after three to ten days. Enrollment fees and related direct expenses (primarily commissions) are deferred and recognized on a straight-line basis over an estimated membership period of twelve to thirty-six months, which is based on the life of the contract. In addition, monthly membership dues paid in advance of a center’s opening are deferred until the center opens. Capital Partners offers members month-to-month memberships and recognizes as revenue the monthly membership dues in the month to which they pertain.

Capital Partners also receives rental revenue from several third party vendors who operate refreshment areas within each fitness center. Rental revenue from this activity is recognized monthly.

Fair Value of Financial Instruments - Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of Capital Partners’ notes payable is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to Capital Partners for debt of the same remaining maturities and approximates the carrying amounts of the notes.

Accounts Receivable - Accounts receivable principally consists of amounts due from Capital Partners’ membership base. Capital Partners maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its members to make required payments. Capital Partners considers facts such as: historical collection experience, the age of the receivable balance, and general economic conditions that may affect its member’s ability to pay.

Impairment of Long-lived Assets - The carrying value of long-lived assets is reviewed annually and whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Capital Partners considers a history of consistent and significant operating losses to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, which is generally at an individual location. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to that center, compared to the carrying value of these assets. If an impairment has occurred, the amount of impairment recognized is determined by estimating the fair value of these assets and recording a loss if the carrying value is greater than the fair value. For the years ended December 31, 2004 and 2003 there was no impairment charge recorded.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total revenue. Total revenue increased $2,654,500, or 37.9%, to $9,661,200 for the year ended December 31, 2004 from $7,006,700 for the year ended December 31, 2003. This was primarily due to the opening of a new fitness center and the purchase of an existing facility. The addition of new members by the new facilities resulted in a growth in total membership base of 20%. The memberships sold by the new facilities were primarily pre-paid and account for approximately 25% of the revenue increase. The remaining revenue increase is due to an overall company focus on pre-paid membership sales.

General and administrative expenses. General and administrative expenses were $7,998,600 or 85.3%, of total revenue, for the year ended December 31, 2004 compared to $7,344,100, or 108.7% of total revenue, for the year ended December 31, 2003. This decrease primarily consisted of decreases of approximately $200,000 in advertising cost, $150,000 in contracted services, $200,000 in payroll, and $100,000 in professional fees. As a percentage of total revenue, these expenses decreased due to the eliminated expenses not being performance related (i.e. sales bonus).

Other operating income. Other operating income was $126,000 for the year ended December 31, 2004 compared to $150,900 for the year ended December 31, 2003. This $24,900 decrease was primarily due to a decrease in subleasing of unused space in the facilities.

Interest expense. Interest expense was $141,700 for the year ended December 31, 2004 compared to $124,400 for the year ended December 31, 2003. This $17,300 increase was primarily the result of new debt and capital leases.

Net income(loss). As a result of the factors described above, net income (loss) was $1,351,500, or14.4% of total revenue, for the year ended December 31, 2004 compared to $(609,800), or (9.02)% of total revenue, for the year ended December 31, 2003.

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004

Total revenue. Total revenue decreased $854,400 or 11.4%, to $6,618,600 for the nine months ended September 30, 2005 from $7,473,000 for the nine months ended September 30, 2004. This decrease does not reflect a decrease in memberships. Rather, the decrease is a result of an increase in monthly membership sales and a decrease in paid-in-full sales. The decrease is also due to an increase in competition.

General and administrative expenses. General and administrative expenses were $4,873,100 or 73.6%, of total revenue, for the nine months ended September 30, 2005 compared to $5,837,000, or 78.1% of total revenue, for the nine months ended September 30, 2004. This decrease primarily consisted of decreases of approximately $250,000 in advertising cost, $150,000 in contracted services, $400,000 in payroll, and $150,000 in professional fees.

Other operating income. Other operating income was $277,400 for the nine months ended September 30, 2005 compared to $78,800 for the nine months ended September 30, 2004. This $198,600 increase was primarily due to advertising revenues generated in the facilities and an increase in subleases.

Interest expense. Interest expense was $87,900 for the nine months ended September 30, 2005 compared to $120,200 for the nine months ended September 30, 2004. This $32,300 decrease was primarily the result of loan balances being paid-in-full.

Net income. As a result of the factors described above, net income was $1,935,000, or 29.2% of total revenue, for the nine months ended September 30, 2005 compared to $1,594,600, or 21.3% of total revenue, for the nine months ended September 30, 2004.

Non-GAAP Financial Measures

Capital Partners uses the term “EBITDA,” which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as Capital Partners defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP.

Capital Partners uses EBITDA as a measure of operating performance. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities, or other income or cash flow data prepared in accordance with GAAP. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes.

Capital Partners believes EBITDA is useful to an investor in evaluating its operating performance and liquidity because:

•	it is a widely accepted financial indicator of a company’s ability to service its debt;

•
it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired; and

•
it helps investors to more meaningfully evaluate and compare the results of its operations from period to period by removing from its operating results the impact of its capital structure, primarily interest expense from its outstanding debt, and asset base, primarily depreciation and amortization of its properties.

Capital Partners uses EBITDA:

•
as a measurement of operating performance because it assists it in comparing its performance on a consistent basis, as EBITDA removes from Capital Partners’ operating results the impact of its capital structure, which includes interest expense from Capital Partners’ outstanding debt, and its asset base, which includes depreciation and amortization of its properties;

•	in presentations to the members of its board of directors to enable the board to have the same consistent measurement basis of operating performance used by management; and

•	as the basis for incentive bonuses paid to selected members of senior and center-level management.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:

	For the Nine Months Ended September 30,		For the Year Ended December 31
	2005	2004	2004	2003
Net income (loss)	$1,935,000	$1,594,600	$1,351,500	$(609,800)
Interest expense	87,900	120,200	141,700	124,400
Provision for income taxes	-	-	-	-
Depreciation and amortization	463,300	463,900	589,500	514,200

EBITDA	$2,486,200	$2,178,700	$2,082,700	$28,800

Seasonality of Business

Seasonal trends have a limited effect on Capital Partners’ overall business. Generally, it has experienced greater membership growth at the beginning of the year and has not experienced an increased rate of membership attrition during any particular season of the year.

Liquidity and Capital Resources

Liquidity

Historically, Capital Partners has satisfied its liquidity needs through various debt arrangements capital contributions and cash from operations. Capital Partners believes that its cash from operations will be sufficient to satisfy its cash requirements during the next twelve months. Principal liquidity needs have included the development of new fitness centers, debt service requirements and expenditures necessary to maintain and update its existing centers and their related fitness equipment. Capital Partners believes that it can satisfy its current and longer-term debt service obligations and capital expenditure requirements with cash flow from operations and by the extension of the terms of or refinancing its existing debt, although there can be no assurance that such actions can or will be completed. Capital Partners’ business model operates with negative working capital because it carries minimal accounts receivable due to Capital Partners ability to have monthly membership dues paid by electronic draft and that it defers enrollment fee revenue.

Operating Activities

As of September 30, 2005, Capital Partners had total cash of $20,400. Net cash provided by operating activities was $1,061,300 for the nine months ended September 30, 2005 as compared to $968,600 for same period in 2004. The increase of $92,700 was primarily due to a $240,400 increase in net income adjusted for non-cash charges and in cash provided by net operating assets and liabilities in 2005 compared to 2004. The cash used by net operating assets and liabilities was a result of an increased number of memberships.

Net cash provided by operating activities was $1,080,100 for 2004 compared to $1,268,500 for 2003. The decrease of $188,400 was primarily due to an increase in memberships and deferred revenue during 2004.

Investing Activities

Investing activities consist primarily of purchasing and sales of fitness equipment. In addition, Capital Partners makes capital expenditures to maintain and update its existing centers. Capital Partners finances the purchase of its fitness equipment by cash payments or by financing through notes payable or capital lease obligations.

Net cash used by investing activities was $9,200 for the nine months ended September 30, 2005, as compared to $223,700 for same period in 2004. The decrease of $214,500 was primarily due to the decreased purchases of property and equipment during the 2005 period as compared to 2004.

Net cash used by investing activities was $221,300 for 2004 compared to $191,100 for 2003. The increase of $30,200 was primarily due to an increase in the purchase of property and equipment.

Opening new facilities will require financing for new equipment. A 25,000 square foot facility typically requires approximately $250,000 in new equipment.

Financing Activities

Equipment is financed by Sun Trust (formerly known as Central Carolina Bank and Trust Company) and Life Fitness, a division of Brunswick Corporation, which typically sells its leases to CIT following the closing of the financing. They are typically three-year leases with a $1 purchase option upon maturity. Upfit of an existing building is typically financed by Sun Trust. Depending on the work required, this cost is between $200,000 and $700,000.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. In addition, it carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle in most circumstances. The provisions of SFAS No. 154 are effective in fiscal years beginning after December 15, 2005. Capital Partners plans to prospectively adopt SFAS No. 154 at the beginning of the 2006 fiscal year.

In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 05-06, Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination (“EITF 05-06”). EITF 05-06 concludes that the amortization period for leasehold improvements acquired in a business combination and leasehold improvements that are in service significantly after and not contemplated at the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of inception. As of September 30, 2005, this pronouncement had no impact on the financial statements.

Other recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on Capital Partners present or future financial statements.

Impact of Inflation

Capital Partners believes that inflation has not had a material impact on its results of operations for any of the periods presented. It cannot assure you that future inflation will not have an adverse impact on its operating results and financial condition.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of the date of this Current Report on Form 8-K, regarding the beneficial ownership of the Company’s common stock on a fully-diluted basis by: (1) each of the Company’s executive officers and directors; (2) all of the Company’s executive officers and directors as a group; and (3) each person known by the Company to be the beneficial owners of more than 5.0% of the outstanding shares of the Company’s common stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, the Company believes that each stockholder identified in the table possesses sole voting and investment power over all shares of the Company’s common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 19,481,735 shares of the Company’s common stock outstanding as of the date of this Current Report on Form 8-K. The amount of the Company’s outstanding shares of common stock reflects the Stock Consideration issued in the Merger, but does not include shares that may be issued in the Offering. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o Health Partnership Inc., 3111 North Seminary, Suite 1N, Chicago, Illinois 60657.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Douglas Stukel	2,831,250(1), (4)	14.53%
Lee Wiskowski	2,831,250(2), (4)	14.53%
Gerard Jacobs	9,437,500(3)	48.44%
All Officers & Directors	15,100,000	77.50%

5% Stockholders
Randall Rohm	3,279,952(2)(4)	16.84%

1 Legal title to these shares is held by DJS Investments, LLC (“DJS”), a limited liability company controlled by Mr. Stukel. DJS has granted certain individuals the option to purchase a portion of the shares held by DJS.

2 Legal title to these shares is held by Grander, LLC, a limited liability company controlled by Mr. Wiskowski. Grander has granted certain individuals the option to purchase a portion of the shares held by Grander.

3 Legal title to these shares is held by the Roberti Jacobs Family Trust (the “Trust”), which is an irrevocable trust whose beneficiaries include Mr. Jacobs’ children. Mr. Jacobs’ mother-in-law is the current trustee of the Trust. Mr. Jacobs has disclaimed any beneficial ownership of any securities, including the Company’s common stock, owned by the Trust. The Trust has granted certain individuals the option to purchase a portion of the shares held by the Trust.

4 Messrs Rohm and Flynn (a former stockholder of Capital Partners) have provided Mr. Jacobs, or his designees, with an irrevocable proxy to vote their shares until disposed of to and nonaffiliated, and effective upon the initial closing of the Offering, it is expected that DJS and Grander will grant to Mr. Jacobs or his designee an irrevocable proxy to vote their shares until disposed of to a nonaffiliated.

Management

Set forth below is information concerning the Company’s executive officers and directors, as well as the current executive officers of Capital Partners.

Name	Age	Position
Gerard Jacobs	50	Chairman of the Board; Chief Executive Officer of the Company
Douglas Stukel	35	Director, Vice Chairman, President of the Company
Lee Wiskowski	39	Director, Secretary and Treasurer of the Company
Ashley Shepard	35	President of Capital Partners
Randall Rohm	31	Chief Operating Officer of Capital Partners

Gerard Jacobs. Mr. Jacobs was appointed as the chairman of the Company’s board of directors and as its chief executive officer upon the closing of the Merger. Since December 2001, Mr. Jacobs has served as the chief executive officer, secretary and treasurer of CGI Holding Corporation d/b/a Think Partnership Inc., an AMEX listed provider of internet services including internet advertising, online dating and online educational services. Mr. Jacobs also served as president of CGI Holding Corporation from December 2001 to December 2005. From March 1999 until December 2001, Mr. Jacobs was an officer and director of several privately held companies. From 1995 until March 1999, Mr. Jacobs served as the chief executive officer of Metal Management, Inc., Chicago, Illinois, a NASDAQ listed metal processor and dealer. Mr. Jacobs is a graduate of Harvard University, where he was elected to Phi Beta Kappa, and of The University of Chicago Law School, which he attended as a Weymouth Kirkland Law Scholar. Mr. Jacobs was elected twice to the Board of Education of District 200, Oak Park and River Forest High School, Oak Park, Illinois.

Douglas Stukel. Mr. Stukel was appointed as the Company’s vice chairman upon the closing of the Merger. Mr. Stukel also has served as the Company’s president and as a member of its board of directors since May 2005. In addition, Mr. Stukel serves as a director of Capital Growth Systems, Inc. (“CGS”) and as the co-chief executive officer of CGS. Mr. Stukel, together with Mr. Wiskowski, led the investor group which purchased the majority stake in CGS, and subsequently raised substantial capital to fund working capital requirements in connection with CGS’ acquisitions of Nexvu Technologies, LLC and Frontrunner Network Systems, Inc. Nexvu has developed an advanced set of software tools in the application performance management services industry. Frontrunner is a complementary telephone systems integrator, with expertise in installation, sales and management of systems through its network operating center. In addition, Mr. Stukel is a co-founder of Premier Holdings of Illinois, LLC, a distributor of medical supplies based in Joliet, Illinois. Mr. Stukel served as the president of Cendant Home Funding, a residential mortgage company based in Joliet, Illinois, from 1997 until 2001. Mr. Stukel is also a co-founder of Momentum Capital, LLC, a privately held firm providing financial advisory services in connection with mergers and acquisitions and analysis as to strategic alternatives. As a co-founder of Momentum Capital, LLC, Mr. Stukel's responsibilities are related to the location of potential clients, the negotiation of agreements with those clients and the provision of advisory services related to the clients.

Lee Wiskowski. Mr. Wiskowski also has served as the Company’s secretary and treasurer and as a member of its board of directors since May 2005. Mr. Wiskowski also serves as a director of Capital Growth Systems, Inc. (“CGS”) and as a co-chief executive officer of CGS. In 1994, Mr. Wiskowski was the co-founder of Madison Securities and early in 1999 was a co-founder of Advanced Equities, Inc., both NASD licensed broker-dealers focusing on emerging growth companies. During his tenure with these two companies, Mr. Wiskowski had significant responsibility in the companies' raising of capital for private and public placements, primarily of high technology companies. Mr. Wiskowski sold his interest to the other principals of Advanced Equities approximately five years ago. Since December 2002, Mr. Wiskowski has been engaged in the business of providing financial and advisory services to emerging growth companies through Grander, LLC and Momentum Capital, LLC, both privately held advisory and consulting firms. As the sole owner of Grander, LLC and co-founder of Momentum Capital, LLC, Mr. Wiskowski's responsibilities are related to the location of potential clients, the negotiation of agreements with those clients and the provision of advisory services related to the clients.

Randall Rohm. Upon the closing of the Merger, Mr. Rohm became the chief operating officer of Capital Partners. Prior to that, Mr. Rohm served as the chief executive officer of Capital Partners since his purchase of majority control of the chain in 2003. Since that time, he has opened two new clubs, with a third under development. He is a former high school and college athlete and has pursued physical fitness and entrepeneurialism his entire adult life. Mr. Rohm was certified as a physical fitness trainer in 1997 and left school to pursue a career in health club management. In addition, he started and successfully operated a limousine business from 1998-2004.

Ashley Shepard. Mr. Shepard has served as the president of Capital Partners since 2005. He is a graduate of Clemson University and former player for the St. Louis Rams and Minnesota Vikings in the National Football League. From 1998 to the present he has been active in the telecommunications industry, having held sales and marketing positions of increasing responsibility with Southeastern Telecom, Williams Communications, ITC Delacom, Colo Solutions and Universal Solutions.

Board of Directors

The Company’s by-laws provide that the size of its board of directors may be fixed from time to time by resolution of the board. The Company’s board of directors adopted a resolution fixing the number of directors at three members. The Company anticipates that its board of directors will adopt another resolution to add an additional six directors, for a total of nine directors, by the end of the second quarter of 2006. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors or their earlier removal or retirement. Executive officers are elected annually by the board of directors and serve at the discretion of the board.

Compensation of the Board of Directors

The Company will reimburse each of its directors for reasonable travel and other expenses incurred with attending all board meetings. In addition, the Company anticipates that it will pay each director that is not an officer or director of the Company an undetermined fee for each board meeting that such director attends.

Audit Committee

The Company has not yet formed an audit committee of its board of director and is not yet required to do so because it is not a “listed issuer” as such term is defined by the rules adopted under the Securities Exchange Act of 1934. However, the Company intends to form an audit committee once it adds additional members to its board of directors as previously noted. The Company anticipates that its audit committee will consist of one or more independent members of its board of directors, at least one of whom will qualify as an audit committee financial expert under the SEC’s rules and regulations. In the meantime, the Company’s board of directors intends to satisfy the duties of the audit committee. The audit committee’s duties would be to recommend to the Company’s board of directors the engagement of independent auditors to audit the Company’s financial statements and to review its accounting and auditing principles. The audit committee would review the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.

Executive Compensation

The following summary compensation table sets forth information concerning the cash and non-cash compensation earned by, awarded or paid to Capital Partners’ then acting chief executive officer for services rendered during the fiscal years ended December 31, 2003, 2004 and 2005. The Company’s current officers and directors are not receiving any compensation from the Company.

Summary Compensation Table

					Long- Term Compensation

		Annual Compensation			Awards	Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options	LTIP Payouts ($)	All Other Compen-sation ($)

Randall Rohm, CEO	2005	90,000	0	12,583(1)	0	0	0
	2004	180,000	0	39,000(1)	0	0	0
	2003	180,000	0	28,750(1)	0	0	0

___________________

(1) The Company made automobile lease payments on behalf of Mr. Rohm during 2003, 2004 and a portion of 2005. Mr. Rohm assumed the automobile lease during 2005.

Employment Agreement

Concurrent with the closing of the Merger, Capital Partners entered into an employment agreement with Randall Rohm, the former chief executive officer of Capital Partners. Pursuant to the employment agreement, Mr. Rohm agreed to act as the chief operating officer of Capital Partners for a three-year term. Mr. Rohm will earn an annual base salary of $200,000 and will be eligible to receive raises, bonuses, options and warrants in the sole discretion of the board of directors of Capital Partners. Mr Rohm will be eligible for a mandatory bonus of $50,000 during each year of the term if Capital Partners' EBITDA reaches certain levels. In addition to serving as the chief operating officer, Mr. Rohm agreed to perform such duties as may be assigned to him by Capital Partners’ board of directors or chief executive officer. Mr. Rohm’s initial assignment is to provide full-time management of the health club facilities owned by Capital Partners.

Incentive Plan

The Company anticipates establishing a qualified stock incentive plan to incent the employees, officers and directors of the Company and its subsidiaries, as well as other persons providing assets or services of value to the Company, calling for the issuance of restricted stock, stock options and/or other equity based compensation. At present, no such plan is in place.

Certain Relationships and Related Party Transactions

Convertible Debentures

In October 2005, the Company issued a series of notes (the “Convertible Debentures”) totaling $500,000 in principal amount, bearing simple interest at 7% per annum and maturing one year from issuance. The principal plus interest accrued under the Convertible Debentures automatically convert into shares of the Company’s common stock effective upon the Company closing on an equity raise of $3,000,000 (inclusive of the amount of equity issued on conversion of the Convertible Debentures) or more, at a 25% discount to the price paid per share to investors in the equity raise. The Company may seek to raise up to $1,000,000 of additional Convertible Debentures to enable it to provide bridge loan financing to Capital Partners and/or other acquisition candidates for working capital purposes. The holders of the Convertible Debentures include persons who currently serve as directors and/or officers of the Company or who may do so in the future.

$400,000 Bridge Loan

In December 2005, Douglas Stukel and two other individuals loaned an aggregate of $300,000 to the Company, which in turn was loaned by the Company to Capital Partners at 8% per annum to enable it to effect the funding of the buyout of a former minority shareholder of its predecessor entity. In January 2006, another individual loaned the Company an additional $100,000, which in turn was loaned by the Company to Capital Partners at 8% per annum to enable it to fund certain of its working capital requirements. All of these loans to the Company bear simple interest at 12% per annum and are due upon the initial closing of the Offering. See “Certain Relationships and Related Party Transactions - Convertible Debentures,” above.

Advisory Fees

The Company expects to pay advisory fees to its current and future officers and directors, as well as possibly other persons assisting the Company in the acquisitions of Capital Partners and/or additional acquisition candidates, which could total up to $1,500,000 plus warrants to purchase up to 1,200,000 shares of the Company’s common stock at $1.25 per share. These fees are expected to be awarded by the board of directors and paid for identification and negotiation of the acquisition of the target companies, as well as services associated with the consummation of the acquisitions. This compensation will be adjusted downward to the extent that fewer than three targets are acquired by the Company in 2006, and is in addition to other compensation that the board of directors may award from time to time to these persons for other services.

Description of Securities

General
The authorized capital stock of the Company consists of: (i) 50,000,000 shares of common stock, par value $.0001 per share, 19,481,734 of which shares were outstanding as of the date of this Current Report on Form 8-K; and (ii) 5,000,000 Shares of Preferred Stock, par value $0.10 per share, none of which were issued and outstanding as of the date of this Current Report on Form 8-K.

Common Stock

Each share of the Company’s common stock is entitled to one vote. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of such common stock. Stockholders are entitled to receive such dividends as declared by the board of directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation.

The Company’s Articles of Incorporation do not provide for cumulative voting. Therefore, stockholders do not have the right to aggregate their votes for the election of directors and, accordingly, stockholders holding more than fifty percent (50%) of the shares of the Company’s common stock outstanding can elect all of the directors.

Preferred Stock

The Company is authorized to issue 5,000,000 Shares of Preferred Stock without designation, par value $0.10 per Share. As of the date of this Current Report on Form 8-K, there were no shares of Preferred Stock outstanding.

The Company’s Articles of Incorporation grants the board of directors the right to cause the Company to issue, from time to time, all or part of the shares of Preferred Stock remaining undesignated in one or more series, and to fix the number of shares of Preferred Stock and determine or alter for each series, the voting powers, full, limited, or none, and other designations, preferences, or relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof.

Market for the Company’s Common Equity and Related Stockholder Information

The Company’s common stock is traded on the OTC Bulletin Board under the trading symbol “HHPN.OB.” As of the date of this Current Report on Form 8-K, the Company had approximately 232 stockholders of record prior to the Merger. The Company has not declared any dividends on its common stock during the fiscal years ended December 31, 2003 or 2004, or the nine months ended September 30, 2005. The Company does not anticipate that it will declare any dividends in the foreseeable future. The table below sets forth the high and low bid information with respect to the Company’s common stock for each quarter during the same periods.

2003	High	Low
1st Quarter	No quote available	No quote available
2nd Quarter	No quote available	No quote available
3rd Quarter	.010	.010
4th Quarter	.010	.010

2004	High	Low
1st Quarter	.028	.005
2nd Quarter	.019	.004
3rd Quarter	.005	.001
4th Quarter	.010	.001

2005	High	Low
1st Quarter	.100	.100
2nd Quarter	.100	.100
3rd Quarter	.100	.100

Legal Proceedings

In February 2006, Duvera Billing Services (“Duvera”) filed a complaint in the General Court of Justice, District Court Division of Wake County, North Carolina against, among others, Kapital Engine Investments, Inc. (“Kapital Engine”), the predecessor to Capital Partners. Duvera alleges in the complaint that Kapital Engine breached that certain Master Loan Agreement dated November 16, 2004, by failing to make the required payments thereunder. Duvera is seeking approximately $414,000 through its complaint. Although the Company has reserved a sufficient sum to satisfy the matter, the Company intends to review such complaint, the relevant facts and all appropriate defenses.

The Company is not involved in any other legal proceedings as of the date of this Current Report on Form 8-K.

Recent Sales of Unregistered Securities

The Company has not issued any securities since October 31, 2005 (the date of its last report of sales of securities, as reported on Form 8-K) other than: (i) the issuance of 3,496,430 shares of its common stock to the two former shareholders of Capital Partners pursuant to the Merger of Capital Partners with a wholly owned subsidiary of the Company; and (ii) the issuance of $400,000 of unsecured notes to four individuals during the period December 2005 through January, 2006; such notes bear simple interest at 12% per annum and are due on the earlier of June 30, 2006 or the initial closing of the Offering. The Company believes that such transactions were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) and Regulation D promulgated thereunder. Capital Partners, as a predecessor to the Company, issued 66 shares of its common stock to one stockholder in late 2005 (representing approximately 6% of its issued and outstanding stock) pursuant to a transaction which the Company believes was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2).

Indemnification of Directors and Officers

The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. The Company’s articles and bylaws contain provisions requiring its indemnification of its directors and officers and other persons acting in their corporate capacities.

The Colorado Business Corporation Act (the “Colorado BCA”) permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

•	conducted himself or herself in good faith,
•
reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation's best interest; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Colorado BCA further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

In addition, the Company may enter into agreements with its directors providing contractually for indemnification consistent with the articles and bylaws. The Colorado BCA also authorizes the Company to purchase insurance for its directors and officers insuring them against risks as to which the Company may be unable lawfully to indemnify them.

As to the exculpation or indemnification of directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933, the Company has been advised that, in the opinion of the SEC, such exculpation or indemnification is against public policy and is, therefore, unenforceable.

Other Information

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, and is required to file reports and other information with the SEC, 450 Fifth Street N.W., Washington, D.C., 20549. These reports and other information are available at the SEC’s website at http://www.sec.gov. In addition, you may examine copies of these documents without charge at, or obtain copies of such documents upon payment of prescribed fees from, the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at Room 1400, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

The Company will send to its stockholders annual reports containing audited financial statements with a report thereon by its independent public accountants.

Item 3.02 Unregistered Sales of Equity Securities.

The Company has not issued any securities since October 31, 2005 (the date of its last report of sales of securities, as reported on Form 8-K), other than: (i) the issuance of 3,496,430 shares of its common stock to the two former shareholders of Capital Partners pursuant to the Merger of Capital Partners with a wholly owned subsidiary of the Company; and (ii) the issuance of $400,000 of unsecured notes to four individuals during the period of December 2005 through January, 2006; such notes bear simple interest at 12% per annum and are due on the earlier of June 30, 2006 or the initial closing of the Offering. The Company believes that such transactions were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) and Regulation D promulgated thereunder. Capital Partners, as a predecessor to the Company, issued 66 shares of its common stock to one stockholder in late 2005 (representing approximately 6% of its issued and outstanding stock) pursuant to a transaction which the Company believes was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Immediately following the closing of the Merger, the Company’s board of directors appointed Gerard Jacobs as the chairman of the board of directors and the chief executive officer of the Company. Prior to that date, Douglas Stukel, the Company’s president, acted as the Company’s chief executive officer. Mr. Stukel will continue to serve the Company as its president. In addition, the Company’s board of directors also appointed Mr. Stukel as the vice chairman of the Company. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

As a result of the consummation of the Merger described in Items 1.01 and 2.01 of this Current Report on Form 8-K, the Company believes that it is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act of 1933 and Rule 12b-2 of the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

In accordance with Item 9.01(a), Capital Partners audited financial statements for the fiscal years ended December 31, 2003 and 2004 and Capital Partners’ unaudited financial statements for the interim period ended September 30, 2005, are filed in this Current Report on Form 8-K as Exhibit 99.1

(b)	Pro Forma Financial Information.

In accordance with Item 9.01(b), the Company’s pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(c)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.  Description

2.1
Agreement and Plan of Merger dated February 13, 2006, by and among Health Partnership Inc., Capital Partners Merger Sub, Inc., Capital Partners Acquisition Sub, Inc., Capital Partners for Health & Fitness, Inc., Randall Rohm and Thomas Flynn (to be filed by amendment).

3.1	Articles of Incorporation of Health Partnership Inc.

3.2	Form of Bylaws of Health Partnership Inc.

3.3	Form of Articles of Merger merging Capital Partners Merger Sub, Inc., a North Carolina corporation, with Capital Partners for Health & Fitness, Inc., a North Carolina corporation.

3.4	Form of Articles of Merger merging Capital Partners for Health & Fitness, Inc., a North Carolina corporation, with Capital Partners Acquisition Sub, Inc., a North Carolina corporation.

10.1	Form of Note Purchase Agreement used in connection with the issuance of the Company’s convertible debentures totaling $500,000.

10.2	Form of Note Purchase Agreement used in connection with the $400,000, in the aggregate, bridge loan to Capital Partners.

10.3	Form of Membership Agreement used by Capital Partners’ health club facilities.

10.4	Master Loan Agreement dated November 16, 2004, between Kapital Engine Investments, Inc. and Duvera Billing Services, LLC.

10.5	Form of Equipment Lease between Life Fitness, a division of Brunswick Corporation, and the Company.

10.6	Form of Equipment Finance Lease Agreement between Central Carolina Bank and the Company.

10.7	Form of Employment Agreement between Capital Partners and Randall Rohm.

23.1	Consent of Pender Newkirk and Company.

99.1
Audited financial statements for Kapital Engine Investments, Inc. for the fiscal years ended December 31, 2003 and 2004, and unaudited financial statements for the interim period ended September 30, 2005.

99.2
Unaudited pro forma consolidated balance sheet as of September 30, 2005 of Kapital Engine Investments, Inc. and Health Partnership Inc. Unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2005 of Kapital Engine Investments, Inc. and Health Partnership Inc. Unaudited pro forma statements of operations for the year ended December 31, 2004 of Kapital Engine Investments, Inc. and Health Partnership Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2006

HEALTH PARTNERSHIP INC.

By:  /s/ Douglas Stukel_________
Douglas Stukel, President